EXHIBIT 99.1

Vitran Corporation Inc. Receives Offer of US$6.50 Per Share From TransForce Inc.

TORONTO, Dec. 20, 2013 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. ("Vitran" or the "Company") (Nasdaq:VTNC) (TSX:VTN), a premier Canadian less-than-truckload transportation firm, announced today that it has received an unsolicited offer from an affiliate of TransForce Inc. ("TransForce") to acquire all of the outstanding common shares of Vitran for US$6.50 in cash per share (the "TransForce Offer"). The Board of Directors of Vitran (the "Board") has determined, after receiving the advice of its financial advisors and legal counsel, that the TransForce Offer constitutes a "Superior Proposal" as defined in the arrangement agreement among Vitran, 2398946 Ontario Inc. and North Channel of Georgian Bay Holdings Ltd. (collectively, "Manitoulin Transport"), announced on December 9, 2013 (the "Manitoulin Agreement"). In accordance with the terms of the Manitoulin Agreement, Vitran has provided notice of such determination to Manitoulin Transport.

At this time, the Board has not changed its recommendation with respect to the pending transaction with Manitoulin Transport. Under the terms of the Manitoulin Agreement, Manitoulin has a period of five business days, expiring at 11:59 pm EST on December 31, 2013 (the "Response Period"), during which it can offer to amend the terms of the Manitoulin Agreement. Manitoulin Transport is under no obligation to make such an offer. If, within the Response Period, Manitoulin offers to amend the Manitoulin Agreement such that the Board determines that the TransForce Offer would cease to be a Superior Proposal, Vitran will be required to enter into an amendment to the Manitoulin Agreement and implement the amended agreement. If, within the Response Period, Manitoulin does not offer to amend the Manitoulin Agreement, or if the proposed TransForce Offer continues to be a Superior Proposal following a proposed amendment to the Manitoulin Agreement, Vitran intends to accept the TransForce Offer, terminate the Manitoulin Agreement and pay to Manitoulin Transport the agreed termination fee of US$4 million, all in accordance with the terms of the Manitoulin Agreement.

The Board cautions that there can be no assurance that the TransForce Offer will lead to the termination of the Manitoulin Agreement and the execution of an arrangement agreement with TransForce, or that the transaction contemplated by the TransForce Offer will be approved by shareholders or consummated.

Stephens Inc. is serving as financial advisor to Vitran in connection with the transaction. McMillan LLP is Canadian legal counsel to Vitran and Dorsey & Whitney LLP is United States legal counsel to Vitran.

About Vitran Corporation Inc.

Vitran Corporation Inc., through its wholly-owned subsidiaries, is a group of transportation companies offering national, regional, expedited and transborder less-than-truckload services throughout Canada. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

This press release contains forward‐looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward‐looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus", "should", "endeavour" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward‐looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward‐looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward‐looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

CONTACT: William Deluce, Interim President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664